EXHIBIT 10(2)(a)

                             BELAIR CAPITAL FUND LLC

                                 AMENDMENT NO. 1
                                       TO
                             INVESTMENT ADVISORY AND
                            ADMINISTRATIVE AGREEMENT


     THIS AMENDMENT NO. 1, dated as of January 2, 2001, to the Investment Advisory and Administrative Agreement dated as of February 6, 1998 (the "Agreement"), is made between the parties to the Agreement. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Agreement.

     Section 2 of the Agreement is hereby amended and restated to read as follows:

          Compensation of the Adviser. For the services, payments and facilities to be furnished hereunder by the Adviser, the Adviser shall be entitled to receive from the Fund in respect of each month a monthly investment advisory and administrative fee at the rate of 1/20th of 1% of the average daily gross investment assets of the Fund, reduced by that portion of the monthly advisory fee for such month payable by Tax-Managed Growth Portfolio which is attributable to the value of the Fund's investment in Belvedere Capital Fund LLC (the "Company"). The gross investment assets on any day means the value of all assets of the Fund other than the Fund's investments in Belair Real Estate Corporation minus the sum of the Fund's liabilities other than the principal amount of money borrowed on such day. Such compensation shall be paid monthly in arrears on the last business day of each month. The value of the Fund's assets shall be computed daily in accordance with the Operating Agreement. In case of initiation or termination of this Agreement during any month with respect to the Fund, the fee for that month shall be based on the number of calendar days during which it is in effect.

     Except as amended hereby, the terms and conditions in the Agreement shall remain unchanged and in full force in effect.

     IN WITNESS HEREOF, the parties hereto have caused this Amendment No. 1 to be executed as of the day and year first written above.


BELAIR CAPITAL FUND LLC

BY:  EATON VANCE MANAGEMENT,
      IT'S MANAGER


By:     /s/ Thomas E. Faust Jr.
        ------------------------------------
        its Executive Vice President


BOSTON MANAGEMENT AND RESEARCH


By:     /s/ Maureen Gemma
        ------------------------------------
        its Vice President